Filed pursuant to Rule 424(b)(3)
Registration No. 333-142993
Prospectus
430,191 Shares
Basic Energy Services, Inc.
Common Stock

     This prospectus relates to the resale of 430,191 shares of the common stock of Basic Energy Services, Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus.
     The selling stockholders may offer and sell the shares from time to time at market prices, in negotiated transactions or otherwise. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See “Plan of Distribution” on page 7 for more information on this topic.

     Our common stock is listed on the New York Stock Exchange under the symbol “BAS.” On May 14, 2007, the closing sale price of our common stock on the New York Stock Exchange was $25.62 per share.

     Investing in our common stock involves risks, including those contained or incorporated by reference herein as described under “Risk Factors” on page 2 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2007

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.
     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Basic,” “we,” “us,” and “our” mean Basic Energy Services, Inc. and its wholly owned subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the resale by the selling stockholders of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
     We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.basicenergyservices.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:
•	our annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, which we refer to as our 2006 Form 10-K;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2007, as filed with the SEC on May 10, 2007, which we refer to as our Q1 2007 Form 10-Q;

•	our current reports on Form 8-K, as filed with the SEC on January 4, 2007, January 12, 2007, January 19, 2007, January 29, 2007, February 12, 2007, March 8, 2007, April 5, 2007 and May 1, 2007; and

•	the description of our common stock in our Registration Statement on Form 8-A (File No. 001-32693) under Section 12(b) of the Exchange Act.
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until any offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.
     We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Basic Energy Services, Inc.
400 W. Illinois, Suite 800
Midland, Texas 79701
(432) 620-5500
Attn: Investor Relations

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 2. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

PROSPECTUS SUMMARY
     This summary highlights selected information contained in documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.
Our Business
     We provide a wide range of well site services to oil and gas drilling and producing companies, including well servicing, fluid services, drilling and completion services and well site construction services. These services are fundamental to establishing and maintaining the flow of oil and gas throughout the productive life of a well. Our broad range of services enables us to meet multiple needs of our customers at the well site. Our operations are managed regionally and are concentrated in the major United States onshore oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas and Louisiana and the Rocky Mountain states. We provide our services to a diverse group of over 1,000 oil and gas companies. We operate the third-largest fleet of well servicing rigs (also commonly referred to as workover rigs) in the United States, representing over 11% of the overall available U.S. fleet, with our two larger competitors controlling approximately 25% and 14%, respectively, according to the Association of Energy Services Companies and other publicly available data.
     We currently conduct our operations through the following four business segments:
•	Well Servicing. Our well servicing segment (45% of our revenues in 2006) currently operates our fleet of over 360 well servicing rigs and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and gas well and to plug and abandon a well at the end of its productive life. Our well servicing equipment and capabilities are essential to facilitate most other services performed on a well.

•	Fluid Services. Our fluid services segment (27% of our revenues in 2006) currently utilizes our fleet of fluid services trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities and related equipment. These assets provide, transport, store and dispose of a variety of fluids. These services are required in most workover, drilling and completion projects and are routinely used in daily producing well operations.

•	Drilling and Completion Services. Our drilling and completion services segment (21% of our revenues in 2006) currently operates our fleet of pressure pumping units, air compressor packages specially configured for underbalanced drilling operations, cased-hole wireline units and an array of specialized rental equipment and fishing tools. We entered the rental and fishing tool business through an acquisition in the first quarter of 2006. The largest portion of this business consists of pressure pumping services focused on cementing, acidizing and fracturing services in niche markets.

•	Well Site Construction Services. Our well site construction services segment (7% of our revenues in 2006) currently utilizes our fleet of earth moving equipment, which includes dozers, trenchers, motor graders, backhoes and other heavy equipment. We utilize these assets primarily to provide services for the construction and maintenance of oil and gas production infrastructure, such as preparing and maintaining access roads and well locations, installation of small diameter gathering lines and pipelines and construction of temporary foundations to support drilling rigs.

     Our principal executive offices are located at 400 W. Illinois, Suite 800, Midland, Texas 79701, and our telephone number at that address is (432) 620-5500. Our website address is http://www.basicenergyservices.com. However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

RISK FACTORS
     An investment in our common stock is subject to numerous risks, including those listed below and the other risks listed under the caption “Risk Factors” incorporated by reference to Item 1A of our 2006 Form 10-K and our Q1 2007 Form 10-Q and any future filings on Form 10-K or Form 10-Q. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in the common stock. You could lose all or part of your investment in the common stock.
Risks Associated With an Investment in Our Common Stock
     Substantial sales of our common stock could adversely affect our stock price.
     Sales of a substantial number of shares of common stock after the date of this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.
     On March 6, 2007, in connection with the closing of our merger with JetStar Consolidated Holdings, Inc., or JetStar, we entered into a registration rights agreement with the former stockholders of JetStar, who collectively hold 1,794,759 shares of our common stock. Pursuant to the registration rights agreement, we have filed and are obligated to maintain a “shelf” registration statement relating to the resale of the shares of our common stock issued to the former JetStar stockholders in connection with the merger.
     On April 2, 2007, in connection with the closing of our acquisition of Sledge Drilling Holding Corp., or Sledge, we entered into a registration rights agreement with the former shareholders and warrant holders of Sledge, who collectively hold 430,191 shares of our common stock. Pursuant to the registration rights agreement, we have filed and are obligated to maintain this “shelf” registration statement relating to the resale of the shares of our common stock issued to the former Sledge shareholders and warrant holders in connection with the acquisition.
     We also expect to enter into other registration rights agreements in the future in connection with acquisitions. By causing a large number of shares to be sold in the public market, these holders could cause the market price of our common stock to decline.
     We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.
     Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.
     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. The terms of our existing senior credit facility and our senior notes indenture may limit or prohibit the payment of dividends without the prior written consent of the lenders. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS
     The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS
     The following table sets forth information regarding the selling stockholders and the number of shares of common stock each selling stockholder is offering. The information included in the table as to the selling stockholders has been furnished to us by or on behalf of the selling stockholders for inclusion in this prospectus. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless otherwise indicated in the footnotes below, we believe the person named in the table below has sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The percentage ownership data is based on 40,861,417 shares of our common stock issued and outstanding as of May 8, 2007.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before the Offering		Shares That May be	After the Offering
Name	Number	Percent	Offered Hereby	Number	Percent
David W. Sledge(1)	66,681	*	66,681	—	—
Spencer D. Armour III(2)	66,680	*	66,680	—	—
BV Investments, LP(3)	43,557	*	43,557	—	—
Dale Redman(4)	38,717	*	38,717	—	—
Charles Kennan McArthur Jr. and Dana Janet McArthur Family Trust(5)	34,415	*	34,415	—	—
Shamrock Equipment Co., Inc.(6)	34,415	*	34,415	—	—
Kelcy Warren(7)	24,467	*	24,467	—	—
D.B. Zwirn Special Opportunities Fund, L.P.(8)	24,198	*	24,198	—	—
Atlas Resources(9)	15,057	*	15,057	—	—
JSL Interests, Ltd.(10)	15,057	*	15,057	—	—
D-K Stanhope(11)	14,519	*	14,519	—	—
Collins & Young, LLC(12)	12,798	*	12,798	—	—
Drawbridge Special Opportunities Fund, LP(13)	8,066	*	8,066	—	—
Ted Collins, Jr.(14)	7,528	*	7,528	—	—
Tim G. Culp(15)	7,528	*	7,528	—	—
Cavic Interests, LLC(16)	4,302	*	4,302	—	—
Michael Harrison(17)	4,302	*	4,302	—	—
Collins & Jones Investments, LLC(18)	3,764	*	3,764	—	—
Brett Smith(19)	3,764	*	3,764	—	—
J. Patrick Collins(20)	376	*	376	—	—

Total	430,191	1.1%	430,191	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	The address of David W. Sledge is 408 W. Wall St., Midland, Texas 79701.

(2)	The address of Spencer D. Armour III is 408 W. Wall St., Midland, Texas 79701.

(3)	The address of BV Investments, LP is 8117 Preston Road, Suite 220. BV Investments GP, LLC is the general partner of BV Investments, LP, and Charles A. Anderson, H. Pryor Blackwell and Thomas A. Leiser exercise shared voting and investment power over these shares.

(4)	The address of Dale Redman is 405 N. Marienfeld, Suite 200, P.O. Box 11026 (79702), Midland, Texas 79701.

(5)	The address of Charles Kennan McArthur Jr. and Dana Janet McArthur Family Trust is 7810 West County Road 52, Midland, Texas 79707. Charles McArthur and Dana McArthur exercise shared voting and investment power over these shares.

(6)	The address of Shamrock Equipment Co., Inc. is 405 N. Marienfeld, Suite 200, P.O. Box 11026 (79702), Midland, Texas 79701. Thomas E. Kelly exercises sole voting and investment power over these shares.

(7)	The address of Kelcy Warren is 2838 Woodside St., Dallas, Texas 75204.

(8)	The address of D.B. Zwirn Special Opportunities Fund, L.P. is 745 Fifth Ave., 18th Floor, New York, New York 10151. The manager of D.B. Zwirn Special Opportunities Fund, L.P. is D.B. Zwirn & Co., L.P., a Delaware limited partnership. The general partner of D.B. Zwirn & Co., L.P. is DBZ GP, LLC, a Delaware limited liability company. The managing member of DBZ GP, LLC is Zwirn Holdings, LLC, a Delaware limited liability company. Daniel B. Zwirn is the managing member of Zwirn Holdings, LLC. Each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn disclaims beneficial ownership of shares of common stock of the Company owned by D.B. Zwirn Special Opportunities Fund, L.P.

(9)	The address of Atlas Resources is 2709 N. Big Spring, Midland, Texas 79705. Steve M. Coulon and Thomas Ross exercise shared voting and investment power over these shares.

(10)	The address of JSL Interests, Ltd. is P.O. Box 939, 302 W. Main St., Post, Texas 79356. JSL Interests GP, LLC is the general partner of JSL Interests, Ltd., and Jeff S. Lott exercises sole voting and investment power over these shares.

(11)	The address of D-K Stanhope is 2800 Industrial Terrace, Austin, Texas 78758. Donald Kent Lance, Jr. and Richard E. Anderson exercise shared voting and investment power over these shares.

(12)	The address of Collins & Young, LLC is 420 Throckmorton St., Suite 930, Fort Worth, Texas 76102. Ted Collins, Jr. and George M. Young, Jr. exercise shared voting and investment power over these shares.

(13)	The address of Drawbridge Special Opportunities Fund, LP (“Drawbridge”) is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Drawbridge Special Opportunities Fund GP (“GP”) is the general partner of Drawbridge. Fortress Principal Investment Holdings LLC (“FPIH”) is the managing member of GP. Fortress Operating Entity I L.P. (“FOE I”) is the managing member of FPIH. FOE I’s general partner is FIG Corp., and Fortress Investment Group LLC, a publicly held entity, is the controlling stockholder of FIG Corp.

(14)	The address of Ted Collins, Jr. is 508 W. Wall St., Suite 1200, Midland, Texas 79701.

(15)	The address of Tim G. Culp is 1826 Dukes Drive, Midland, Texas 79705.

(16)	The address of Cavic Interests, LLC is P.O. Box 50213. Midland, Texas 79710. Patrick S. Gerald and Michelle A. Gerald exercise shared voting and investment power over these shares.

(17)	The address of Michael Harrison is P.O. Box 2399, 320 S. Oak, Pecos, Texas 79772.

(18)	The address of Collins & Jones Investments, LLC is 508 W. Wall St., Suite 1200, Midland, Texas 79701. Ted Collins, Jr. and Donald B. Jones exercise shared voting and investment power over these shares.

(19)	The address of Brett Smith is 508 W. Wall St., Suite 500, Midland, Texas 79701.

(20)	The address of J. Patrick Collins is 508 W. Wall St., Suite 1200, Midland, Texas 79701.

Material Relationships with the Selling Stockholders
     David Sledge and Spencer Armour were employees of Sledge or its subsidiaries prior to the merger and they are current employees of Basic after the merger.
     In addition, David Sledge and Spencer Armour have each entered into a non-competition agreement with us. Under the non-competition agreements, each of Messrs. Sledge and Armour has agreed that (i) until April 2, 2010, he will not, and will not permit any of his affiliates to, engage in a business similar to ours within a certain restricted area and (ii) until April 2, 2012, he will not, and will not permit any of his affiliates to, engage in the oil and gas drilling services business, and has agreed not to solicit our employees, suppliers and customers.
     The selling stockholders obtained their shares of our common stock in connection with our acquisition of Sledge, pursuant to the stock purchase agreement dated March 13, 2007 between Basic Energy Services, L.P., an indirect wholly owned subsidiary of the Basic, and the shareholders and warrant holders of Sledge. Pursuant to the acquisition, Basic issued approximately 430,000 shares of common stock, paid approximately $27 million in cash consideration to the Sledge holders and paid approximately $19 million for the repayment of Sledge outstanding indebtedness.
     Under the acquisition agreement, we have agreed to indemnify each selling stockholder and their respective partners, officers, directors and employees, if any, against certain liabilities, including liabilities under the Securities Act of 1933. In addition, we agreed under the acquisition agreement to maintain all rights to exculpation, indemnification and advancement of expenses in favor of then current or former directors, officers and employees of Sledge or its subsidiaries and pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred in successfully enforcing these rights.
     Also in connection with our merger with Sledge, we entered into a registration rights agreement with the selling stockholders, dated April 2, 2007. Under the terms of this registration rights agreement, the selling stockholders have “shelf” and “piggy-back” registration rights. Also under the terms of this registration rights agreement, we have agreed to indemnify each selling stockholder, such selling stockholder’s directors, officers and partners and any selling agent selected by such selling stockholder, including underwriters, against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling stockholders have also agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act of 1933.
     Under the terms of the registration rights agreement, we will bear all expenses in connection with the registration of shares pursuant to such agreement, excluding underwriters’ or brokers’ fees, discounts and commissions, and any capital gains, income or transfer taxes applicable to the selling stockholder, which shall be borne by the selling stockholder.
     The filing of the registration statement of which this prospectus is a part is intended to satisfy our shelf registration obligations under the registration rights agreement.

PLAN OF DISTRIBUTION
     We are registering shares of common stock on behalf of the selling stockholders, and we anticipate keeping this registration statement effective for a period of up to two years from its effective date. “Selling stockholders” include donees, pledgees, transferees or successors-in-interest selling securities received from a named selling stockholder as a gift, pledge, distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered by this prospectus and the sale of shares will be borne by us; provided, however, that the selling stockholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, including, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	transactions that may involve crosses or block transactions;

•	to cover hedging transactions (other than “short sales” as defined in Rule 3b-3 under the Exchange Act) made pursuant to this prospectus;

•	by pledge to secure debts or other obligations;

•	any combination of any of these methods of sale; and

•	any other manner permitted pursuant to applicable law.
     The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.
     The selling stockholders may sell shares directly to purchasers or to or through underwriters or broker-dealers, who may act as agents or principals. The underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom the underwriters or broker-dealers may act as agents or to whom they sell as principal, or both. The amount and form of compensation for these services will be determined by the selling stockholders and the purchaser or purchasers, and may be in excess of customary commissions.
     The selling stockholders and any underwriters or broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these underwriters or broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any underwriter, agent, or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.
     Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to their sales in the market.
     In addition to selling their shares under this prospectus, the selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule and regardless of whether the securities are covered by this prospectus.
     If the selling stockholders notify us of any material arrangement entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing:
•	the name of such selling stockholder and of the participating underwriter or broker-dealer;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the underwriter or, broker-dealer; and

•	other facts material to the transaction.
     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and securities offered under this prospectus may be used to cover short sales.
     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.
     We have agreed to indemnify in certain circumstances the selling stockholders and any agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.
     The securities offered hereby have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933. We agreed pursuant to the registration rights agreement we entered into with the selling stockholders to register such securities and all other shares of common stock owned by them under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date on which the selling stockholders have sold all of the securities and (2) April 1, 2009; provided, however, that such date will be extended by adding any time periods during which we suspend the use of this prospectus. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling stockholders, but not including underwriting discounts, concessions or commissions of the selling stockholders.
     We will not receive any proceeds from sales of any securities by the selling stockholders.
     We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.
LEGAL MATTERS
     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas.
EXPERTS
     The consolidated financial statements and related financial statement schedule of Basic Energy Services, Inc. (Company) as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their report refers to a change in accounting for share-based payments effective January 1, 2006.
     The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired G&L Tool, Ltd., Arkla Cementing, Inc., Globe Well Services, Inc., Hennessey Rental Tools Inc., Chaparral Service, Inc., Reddline Services, LLC, and Rebel Testers, Ltd. (collectively the 2006 Excluded Acquisitions) during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, the 2006 Excluded Acquisitions’ internal control over financial reporting associated with total assets of $113.3 million and total revenues of $65.1 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2006. The audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the 2006 Excluded Acquisitions.